Exhibit 99.1
Plexus Reports Record Fiscal Second Quarter Revenue of $568 Million, EPS of $0.59
Initiates Q3 Revenue Guidance of $550 — $580 Million
NEENAH, WI, April 20, 2011 — Plexus Corp. (Nasdaq: PLXS) today announced:

	Three Months Ended
	April 2, 2011	January 1, 2011	April 3, 2010
(US$ in thousands, except EPS)	Q2 F11	Q1 F11	Q2 F10
Revenue	$568,145	$565,774	$490,978
Gross profit	$55,470	$54,910	$50,471
Operating profit	$26,410	$27,849	$23,388
Net income	$23,860	$25,033	$20,714
Earnings per share	$0.59	$0.61	$0.51

Gross margin	9.8%	9.7%	10.3%
Operating margin	4.6%	4.9%	4.8%
Return on invested capital	16.8%	17.3%	18.7%
Q2 Fiscal 2011 Results (quarter ended April 2, 2011):

•	Revenue: $568 million, relative to guidance of $540 to $570 million

•	Diluted EPS: $0.59, including $0.07 per share of stock-based compensation expense, relative to guidance of $0.53 to $0.58

Q3 Fiscal 2011 Guidance:

•	Revenue: $550 to $580 million

•	Diluted EPS: $0.52 to $0.57, excluding any restructuring charges and including approximately $0.07 per share of stock-based compensation expense
Dean Foate, President and CEO, commented, “Fiscal second quarter revenues were a record $568 million with EPS of $0.59. Both revenue and EPS were consistent with the high-end of the guidance range we provided last quarter. Return on invested capital was 16.8%, below our target, but still well above our weighted average cost of capital of 13.5%. During the fiscal second quarter we won 21 new programs in our Manufacturing Solutions group that we anticipate will generate approximately $134 million in annualized revenue when fully ramped into production. This is a good result and included strong performance by our medical sector, which represented $60 million of the total. Our Engineering Solutions group also enjoyed a strong quarter of new program wins, totaling approximately $18 million. We believe the continuing strength of our new business win performance is a direct result of our sector-based go-to-market strategy and confirmation of the power of the Plexus brand for delivering comprehensive Product Realization Value Steam Solutions. Of course, all future revenues are subject to the timing and ultimate realization of customer forecasts and orders.”

Ginger Jones, Senior Vice President and CFO, commented, “Gross margin was 9.8% for the fiscal second quarter, slightly better than our expectations when we set guidance for the quarter, as a result of the mix of revenue during the quarter and leverage from our operations. Relative to our expectations for the quarter, selling and administrative expenses were higher than expected as a result of higher incentive compensation expense and headcount related costs. These increases were partially offset by lower stock option expense, which was $0.07 per share relative to guidance of $0.08 per share. While selling and administrative expenses were higher, the stronger gross margin performance allowed us to deliver operating margin in-line with our original expectations. Our estimated tax rate for fiscal 2011 remains unchanged at 3%.”
Ms. Jones continued, “Fiscal second quarter cash cycle days including customer deposits were 71 days, a healthy improvement of seven days from the fiscal first quarter 78 days. The cash cycle improvement was largely the result of reductions of days in receivables, including the impact of negotiated accelerated payments from certain customers. In addition, our ongoing efforts to reduce inventory levels, while continuing to meet our customers’ needs for flexibility and agility, produced a four-day decrease in inventory days during the quarter.”
Ms. Jones concluded, “During the fiscal second quarter we repurchased 2.7 million shares under the share repurchase plan approved on February 16, 2011, totaling $83.4 million at an average price of $30.57. We utilized existing cash to fund these repurchases, with new borrowing of $175 million anticipated to close on April 21, 2011. This is 7-year private placement debt that will be funded in two tranches, with a fixed interest rate of 4.97%. The first tranche of $100 million will be funded on April 21, 2011, with the final tranche of $75 million funded in mid-June 2011. We believe this level of debt appropriately leverages our balance sheet to improve weighted average cost of capital and create shareholder value.”
Mr. Foate continued, “Strengthening demand from customers, the ramping of new programs won in prior quarters and solid execution enabled us to deliver a strong fiscal second quarter at the top-end of our guidance range. We are establishing fiscal third quarter 2011 revenue guidance of $550 to $580 million with EPS of $0.52 to $0.57, excluding any restructuring charges and including approximately $0.07 per share of stock-based compensation expense. Our guidance range suggests that our fiscal third quarter revenue will be sequentially flat when compared to our second quarter. Some customer forecasts for the second half of the fiscal year strengthened later in our fiscal second quarter, improving our outlook for our fiscal third quarter when compared to the expectations we set in our fiscal first quarter press release.”
Mr. Foate concluded, “Looking ahead to the remainder of the fiscal year, we currently anticipate sequential revenue growth in our fiscal fourth quarter, improving our full-year growth range to 12% to 15%. We believe this would be an excellent result in a year when we are ramping down production for two significant customers as previously disclosed. We expect that our operating performance will, however, remain below our long-term targets for the fiscal year as we absorb the financial impact of ramping down these two mature production programs while ramping new programs to offset the lost revenue and further drive our top-line growth. New programs are inherently less profitable in early production quarters. Despite what we believe are short-term obstacles in the current fiscal year, we remain committed to our enduring goals of delivering long-term organic growth of 15% and generating economic profit for our shareholders by delivering returns on invested capital exceeding our weighted average cost of capital by 500 basis points. Our confidence in our long-term growth opportunities compels us to proceed with capacity investments required to serve our customers. We began construction of our previously announced second manufacturing facility in Xiamen, China this month. We also expect to announce, during our fiscal fourth quarter, the construction of a larger facility in Oradea, Romania to replace leased buildings that served as our start-up solution in lower-cost Europe. Finally, the construction of our previously announced fourth facility in Penang, Malaysia continues on schedule and should be ready for production around September 2011.”

Plexus provides non-GAAP supplemental information such as return on invested capital (“ROIC”). ROIC is used for internal management assessments because it provides additional insight into ongoing financial performance. In addition, we provide ROIC because we believe it offers insight into the metrics that are driving management decisions as well as management’s performance under the tests that it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.
MARKET SECTOR BREAKOUT
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s focus on its global business and market development sector strategy.

Market Sector ($ in millions)	Q2 F11		Q1 F11		Q2 F10
Wireline/Networking	$230	40%	$234	41%	$210	43%
Wireless Infrastructure	$37	6%	$57	10%	$70	14%
Medical	$128	23%	$116	21%	$93	19%
Industrial/Commercial	$123	22%	$118	21%	$81	17%
Defense/Security/Aerospace	$50	9%	$41	7%	$37	7%
Total Revenue	$568		$566		$491
FISCAL Q2 SUPPLEMENTAL INFORMATION
•	ROIC for the fiscal second quarter was 16.8%. The Company defines ROIC as tax-effected annualized operating income divided by average invested capital over a rolling three-quarter period for the second quarter and a rolling two-quarter period for the first quarter. Invested capital is defined as equity plus debt, less cash and cash equivalents and short-term investments.
•	Cash flow provided by operations was approximately $73 million for the quarter. Capital expenditures for the quarter were $15 million. Free cash flow was positive for the quarter, at approximately $58 million. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.
•	Top 10 customers comprised 53% of revenue during the quarter, down 3 percentage points from the previous quarter.
•	Juniper Networks, Inc., with 16% of revenue, was the only customer representing 10% or more of revenue for the quarter.
•	Cash Conversion Cycle:

Cash Conversion Cycle	Q2 F11	Q1 F11	Q2 F10
Days in Accounts Receivable	45	52	45
Days in Inventory	89	93	89
Days in Accounts Payable	(58)	(62)	(68)
Days in Cash Deposits	(5)	(5)	(6)
Annualized Cash Cycle	71	78	60
Conference Call/Webcast and Replay Information:
What:	Plexus Corp.’s Fiscal Q2 Earnings Conference Call

When:	Thursday, April 21st at 8:30 a.m. Eastern Time

Where:	(877) 312-9395 or (408) 774-4005 with conference ID: 53184789 http://tinyurl.com/4rvltdf (requires Windows Media Player)

Replay:	The call will be archived until April 28, 2011 at midnight Eastern Time http://tinyurl.com/4rvltdf or via telephone replay at (800) 642-1687 or (706) 645-9291 with conference ID: 53184789
For further information, please contact:
Ginger Jones, Senior VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com

About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment, and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.
Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 100 branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.
Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risk that our revenue and/or profits associated with customers who are acquired by third parties will be negatively affected; the particular risks relative to new customers, including our arrangements with The Coca-Cola Company, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of the current constrained supply environment, which has led and may continue to lead to periods of shortages and delays in obtaining components based on the lack of capacity at some of our suppliers to meet increased demand, or which may cause customers to increase forecasts and orders to secure raw material supply or result in our inability to secure raw materials required to complete product assemblies; raw materials and component cost fluctuations particularly due to sudden increases in customer demand; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by customer resulting in an inventory write-off; the weakness of the global economy and the continuing instability of the global financial markets and banking system, including the potential inability of our customers or suppliers to access credit facilities; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, including our recent and planned expansions, such as our new replacement facility in Oradea, Romania, and our plans to further expand in Penang, Malaysia, Darmstadt, Germany and Xiamen, China; the risk of unanticipated costs, unpaid duties and penalties related to an ongoing audit of our import compliance by U.S. Customs and Border Protection; possible unexpected costs and operating disruption in transitioning programs; the ability to execute the approved share repurchase program at the share price and in the timeframe we intend; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, changes in oil prices, terrorism, war in the Middle East, and the earthquake and tsunami in Japan); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended October 2, 2010). The anticipated April 21, 2011 closing of the debt private placement remains subject to execution of related documents and customary closing conditions.
(financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	April 2,	April 3,	April 2,	April 3,
	2011	2010	2011	2010
Net sales	$568,145	$490,978	$1,133,919	$921,377
Cost of sales	512,675	440,507	1,023,539	826,365

Gross profit	55,470	50,471	110,380	95,012
Operating expenses:
Selling and administrative expenses	29,060	27,083	56,121	51,402

Operating income	26,410	23,388	54,259	43,610

Other income (expense):
Interest expense	(2,082)	(2,418)	(4,263)	(4,977)
Interest income	273	367	566	823
Miscellaneous expense	(16)	(16)	(157)	(111)

Income before income taxes	24,585	21,321	50,405	39,345

Income tax expense	725	607	1,512	787

Net income	$23,860	$20,714	$48,893	$38,558

Earnings per share:
Basic	$0.60	$0.52	$1.22	$0.97

Diluted	$0.59	$0.51	$1.19	$0.95

Weighted average shares outstanding:
Basic	39,927	39,885	40,197	39,736

Diluted	40,659	40,761	40,934	40,529

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)

	Six Months		Three Months		Six Months
	Ended		Ended		Ended
ROIC Calculation	April 2, 2011		January 1, 2011		April 3, 2010
Operating income		$54,259		$27,849		$43,610
	x	2	x	4	x	2

Annualized operating income		108,518		111,396		87,220
Tax rate	x	3%	x	3%	x	2%

Tax impact	-	3,256	-	3,342	-	1,744

Operating income (tax effected)		$105,262		$108,054		$85,476

Average invested capital		$625,945		$624,867		$458,134

ROIC		16.8%		17.3%		18.7%

	April 2, 2011	January 1, 2011	October 2, 2010
Equity	$630,403	$680,474	$651,855
Plus:
Debt — current	17,119	17,052	17,409
Debt — non-current	103,961	108,220	112,466
Less:
Cash and cash equivalents	(123,381)	(149,498)	(188,244)

	$628,102	$656,248	$593,486

Fiscal 2011 second quarter average invested capital (April 2, 2011, January 1, 2011, October 2, 2010) – $625,945
Fiscal 2011 first quarter average invested capital ( January 1, 2011, October 2, 2010) – $624,867

	April 3, 2010	January 2, 2010	October 3, 2009
Equity	$585,954	$549,618	$527,446
Plus:
Debt — current	17,655	21,626	16,907
Debt — non-current	121,692	125,908	133,936
Less:
Cash and cash equivalents	(234,028)	(233,931)	(258,382)

	$491,273	$463,221	$419,907

Fiscal 2010 second quarter average invested capital (April 3, 2010, January 2, 2010, October 3, 2009) – $458,134

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	April 2,	October 2,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$123,381	$188,244
Accounts receivable	279,534	311,205
Inventories	499,482	492,430
Deferred income taxes	21,976	18,959
Prepaid expenses and other	19,268	15,153

Total current assets	943,641	1,025,991

Property, plant and equipment, net	237,435	235,714
Deferred income taxes	8,265	11,787
Other	17,674	16,887

Total assets	$1,207,015	$1,290,379

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$17,119	$17,409
Accounts payable	322,447	360,686
Customer deposits	29,506	27,301
Accrued liabilities:
Salaries and wages	36,255	46,639
Other	45,330	50,484

Total current liabilities	450,657	502,519

Long-term debt and capital lease obligations, net of current portion	103,961	112,466
Other liabilities	21,994	23,539

Total non-current liabilities	125,955	136,005

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 48,102 and 47,849 shares issued, respectively, and 37,928 and 40,403 shares outstanding, respectively	481	478
Additional paid-in-capital	407,391	399,054
Common stock held in treasury, at cost, 10,174 and 7,446 shares, respectively	(283,531)	(200,110)
Retained earnings	494,380	445,568
Accumulated other comprehensive income	11,682	6,865

Total shareholders’ equity	630,403	651,855

Total liabilities and shareholders’ equity	$1,207,015	$1,290,379

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